EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2023 Net Income of $7.6 million, or $1.61 per Share

ELMIRA, N.Y., Oct. 24, 2023 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $7.6 million, or $1.61 per share, for the third quarter of 2023, compared to $6.5 million, or $1.37 per share, for the third quarter of 2022, and $6.3 million, or $1.33 per share, for the second quarter of 2023.

“The Company again demonstrated solid financial performance in the third quarter,” said Anders M. Tomson, President and CEO of Chemung Financial Corporation." As evidenced by our loan growth, we are continuing to support our customers while competitors in the marketplace have reduced their lending activities. This customer focused approach has served us well throughout our 190-year legacy,” added Tomson.

Third Quarter Highlights1:

  Commercial loan growth approximated 9.9% on an annualized basis. 1
  Total deposits increased 3.5% from the prior quarter-end, to $2.473 billion, as of September 30, 2023.
  Non-performing loans to total loans decreased from 0.45% to 0.35%. 1
  Non-interest expense to average assets improved by 8 basis points from the prior quarter, from 2.41% to 2.33%.
  Dividends declared during the third quarter 2023 were $0.31 per share.

1 Balance sheet comparisons are calculated as of September 30, 2023 versus December 31, 2022.

3rd Quarter 2023 vs 3rd Quarter 2022

Net Interest Income:

Net interest income for the third quarter of 2023 totaled $18.0 million compared to $19.0 million for the same period in the prior year, a decrease of $1.0 million, or 5.3%, due primarily to an increase of $8.9 million in interest expense on deposits, offset by increases of $7.4 million in interest income on loans, including fees, and $0.6 million in interest and dividend income on taxable securities. Interest expense paid on borrowed funds was relatively flat in the third quarter of 2023, increasing $0.1 million when compared to the same period in the prior year.

The increase in interest expense on deposits was due primarily to a 197 basis points increase in average rates paid on interest-bearing deposits, which included brokered deposits. This increase was the result of a shift in the deposit mix towards higher cost accounts, when compared to the same period in the prior year. The increase in interest expense on borrowed funds was due primarily to an increase in interest rates, offset by a $10.4 million decrease in the average balance of FHLBNY borrowings in the current quarter, when compared to the same period in the prior year.

The increase in interest income on loans, including fees, was due primarily to a $233.2 million increase in average loan balances, concentrated primarily in the commercial portfolio, when compared to the same period in the prior year. Despite the sharp increase in market interest rates between the third quarters of 2022 and 2023, demand for financing from new and existing commercial clients has remained relatively strong. These new commercial originations provided meaningful support to yields, and should continue to do so in future periods.

Additionally, there was a 102 basis points increase in the average yield on loans, reflecting an increase in the average interest rates of the commercial and consumer portfolios of 115 basis points and 118 basis points, respectively, when compared to the same period in the prior year. Average loan balances and the portfolio yield on residential mortgages were relatively consistent with the prior year period, with average interest rates increasing by 21 basis points, when compared to the same period in the prior year.

The increase in interest and dividend income on taxable securities when compared to the same period in the prior year, was due to a 48 basis points increase in the average yield on securities, due to an increase in average interest rates. This increase was despite a decrease of $60.4 million in average balances of taxable securities, when compared to the same period in the prior year, due to paydowns on securities held in the portfolio between the third quarter of 2022 and the third quarter of 2023.

Fully taxable equivalent net interest margin was 2.73% for the third quarter 2023, compared to 3.08% for the same period in the prior year. The Corporation was more asset sensitive earlier in the Federal Reserve's tightening cycle, as liability repricing lagged, leading to an initial net interest margin expansion that ended in the fourth quarter of 2022. In 2023, liabilities began repricing more quickly than assets, compressing net interest margin.

Average interest-earning assets increased $169.8 million for the three months ended September 30, 2023 compared to the same period in the prior year. The average yield on interest-earning assets increased 99 basis points to 4.40%, while the average cost of interest-bearing liabilities increased 196 basis points to 2.47%, for the three months ended September 30, 2023, when compared to the same period in the prior year, due to the rising interest rate environment, as well as a shift in the overall deposit mix to higher cost deposits when compared to the same period in the prior year.

The provision for credit losses decreased $0.8 million for the third quarter of 2023, when compared to the third quarter of 2022. Significant provisioning related to loan growth occurred in the third quarter of 2022, as well as additional qualitative provisioning under the incurred loss methodology. In the third quarter of 2023, provisioning was primarily the result of changes in net charge offs, as well as additional qualitative provisioning under the current expected credit loss (CECL) methodology in the consumer portfolio, due to economic considerations that may not be reflected in Federal Open Market Committee (FOMC) forecasted data points, but may adversely impact consumer's financial strength. The Corporation's methodology estimates the lifetime losses in its loan portfolio by utilizing an expected discounted cash flow approach.

Non-Interest Income:

Non-interest income for the third quarter of 2023 was $7.8 million compared to $5.0 million for the same period in the prior year, an increase of $2.8 million, or 56.0%. The increase was primarily due to recognition of a $2.4 million employee retention tax credit (ERTC) in the third quarter of 2023. The Corporation filed amended prior period tax returns reflecting the credit during the current period. Excluding the recognition of the ERTC, total non-interest income was $5.4 million, an increase of $0.4 million or 8.0%, when compared to the same period in the prior year. The increase in non-interest income, excluding the recognition of the ERTC can be primarily attributable to increases of $0.1 million in wealth management group fee income and $0.1 million in interest rate swap fee income.

Non-Interest Expense:

Non-interest expense for the third quarter of 2023 was $15.7 million compared to $14.6 million for the same period in the prior year, an increase of $1.1 million, or 7.5%. The increase can be mostly attributed to increases of $0.4 million in data processing, $0.3 million in loan expense, and $0.2 million in other components of net periodic pension benefits.

The increase in data processing was primarily due to expenditures related to ongoing cybersecurity improvement initiatives and increased software expenses, when compared to the same period in the prior year. The increase in loan expenses was primarily due to the re-alignment of dealer flat fee payments in the third quarter of the prior year, resulting in lower expense recognition in that period, which normalized in the current period. The increase in other components of net periodic pension cost (benefits) was primarily due to actuarial adjustments related to the Corporation's pension plans.

Income Tax Expense:

Income tax expense for the third quarter of 2023 increased to $2.1 million compared to $1.7 million in the third quarter of 2022. The effective tax rate for both periods was 21.2%.

3rd Quarter 2023 vs 2nd Quarter 2023

Net Interest Income:

Net interest income for the third quarter of 2023 totaled $18.0 million compared to $18.6 million for the prior quarter, a decrease of $0.6 million, or 3.2%, due primarily to an increase of $2.3 million in interest expense on deposits, offset by an increase of $1.2 million in interest income on loans, including fees, and a decrease of $0.5 million in interest expense on borrowed funds.

The increase in interest expense on deposits was due primarily to an increase of 43 basis points in the average rate paid on interest-bearing deposits, which included brokered deposits, when compared to the prior quarter. This was a deceleration of 24 basis points when compared to the increase between the first and second quarters of 2023. Continued competitive pressures on deposit pricing and rising expectations among customers regarding pricing exerted pressure on interest expense in the period. A shift in deposit composition continues to have an impact on interest expense. Notably, customer time deposits, which are total time deposits less brokered deposits, accounted for 16.8% of total deposits as of September 30, 2023, compared to 15.1% as of June 30, 2023.

The increase in interest income on loans, including fees, was due primarily to a $31.0 million increase in average commercial loan balances, when compared to the prior quarter, and a 12 basis points increase in the average yield on total loans, reflecting increases across all loan categories due to the repricing of variable rate loans, when compared to the prior quarter. Residential mortgage and consumer loan average balances remained relatively unchanged compared to the prior quarter, however paydowns in these loan categories are being replaced by higher yielding originations, especially in the indirect auto lending portfolio.

The decrease in interest expense on borrowed funds was due primarily to a $36.1 million decrease in the average balance of FHLBNY borrowings. These borrowings were mostly replaced by an increase of $33.4 million in the average balance of brokered deposits. The overall decrease was partially offset by an increase of 30 basis points in the average cost of FHLBNY borrowings, when compared to the prior quarter. Brokered deposits cost approximately 21 basis points less than FHLBNY borrowings during the period.

Fully taxable equivalent net interest margin was 2.73% in the current quarter compared to 2.87% in the prior quarter. Net interest margin compression slowed in the current period, declining 14 basis points, when compared to the 27 basis points of compression experienced between the first and second quarters of 2023. Balances of average interest-earning assets increased $17.1 million in the current quarter when compared to the prior quarter, and the average yield on interest- earning assets increased 11 basis points to 4.40%, when compared to the prior quarter. The average cost of interest- bearing liabilities increased 36 basis points to 2.47%, when compared to the prior quarter. The increase in the average cost of interest-bearing liabilities for the quarter was the slowest quarter over quarter increase year to date, and ends a trend of two consecutive quarter-over-quarter increases of at least 60 basis points.

Non-Interest Income:

Non-interest income for the third quarter of 2023 was $7.8 million, compared to $5.4 million for the second quarter of 2023, an increase of $2.4 million or 44.4%. The increase was due primarily to the recognition of the employee retention tax credit (ERTC) during the period, for which the Corporation filed amended prior period tax returns during the period. Excluding the impact of the recognition of the ERTC, non-interest income was $5.4 million for the third quarter of 2023, in line with the prior quarter.

Non-Interest Expense:

Non-interest expense for the third quarter of 2023 was $15.7 million, compared to $15.9 million for the prior quarter, a decrease of $0.2 million, or 1.3%. The decrease was due primarily to decreases of $0.2 million in salaries and wages, $0.1 million in net occupancy expense, and $0.1 million in furniture and equipment expense, offset by an increase of $0.2 million in pension and other employee benefits.

The decrease in salaries and wages was primarily attributable to a decline in the market value of the Corporation's deferred compensation plan when compared to the prior quarter resulting in lower expense recognition, as well as lower awards expense during the quarter. The decrease in net occupancy expense was primarily related to lower facilities maintenance expenses during the current quarter, and the decrease in furniture and equipment expense was primarily due to branch equipment investments in the previous quarter, and lower ATM maintenance expense when compared to the previous quarter. The increase in pension and other employee benefits was mostly attributable to an increase in employee healthcare related costs when compared to the prior quarter.

Income Tax Expense:

Income tax expense for the third quarter of 2023 was $2.1 million compared to $1.6 million for the prior quarter, an increase of $0.5 million. The effective tax rate for the current quarter increased to 21.2% from 20.4% in the prior quarter. The impact of the recognition of the ERTC on income tax expense in the third quarter of 2023 was $0.5 million.

Asset Quality

Non-performing loans totaled $6.8 million as of September 30, 2023, or 0.35% of total loans, compared to $8.2 million, or 0.45% of total loans as of December 31, 2022. The decrease in non-performing loans was primarily attributable to paydown activity on non-performing commercial loans and the removal of a large commercial and industrial loan from non-accrual status, offset by the addition of a few smaller commercial loans to non-accrual status. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $7.1 million, or 0.26% of total assets, as of September 30, 2023, compared to $8.4 million, or 0.32% of total assets, as of December 31, 2022. The decrease in non-performing assets can be attributed to the decrease in non-performing loans. The Corporation has not experienced a significant increase in delinquent loans during 2023, however management continues to monitor credit quality closely.

Management performs an ongoing assessment of the adequacy of the allowance for credit losses based on its current expected credit losses (CECL) methodology, which includes loans individually analyzed, as well as loans analyzed on a pooled basis. The Corporation's methodology estimates the lifetime losses in its loan portfolio by utilizing an expected discounted cash flow approach. Based on FOMC forecasted data points, the model is supplemented by qualitative considerations including relevant economic influences, portfolio concentrations, and other external factors. The Corporation adopted the CECL accounting standard on January 1, 2023.

The allowance for credit losses was $20.3 million as of September 30, 2023, and the allowance for loan losses was $19.7 million as of December 31, 2022. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $1.1 million as of September 30, 2023. The increase in the allowance for credit losses can mostly be attributed to the $1.5 million adjustment recognized upon adoption of ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), provisioning related to loan growth, and qualitative considerations. The $1.5 million one-time implementation adjustment was comprised of $1.1 million reflecting the establishment of an allowance for credit losses on unfunded commitments, and a $0.4 million increase in the allowance for credit losses, reflecting the change in methodology.

During the third quarter of 2023, management qualitatively increased the allowance on consumer loans due to economic headwinds that may not be reflected in FOMC data, but exert pressure on consumers. These increases were offset by decreased requirements forecasted by the model due to favorable economic projections. Notably, a decrease in the FOMC's forecasted U.S. unemployment rate for year-end 2023 from 4.6% in December 2022 to 3.8% in September 2023 reduced the model's quantitative reserve allocation. More recently, the year-end 2024 forecasted unemployment rate has become increasingly impactful to the model, and improved from 4.5% in June 2023 to 4.1% in September 2023.

The allowance for credit losses was 296.70% of non-performing loans as of September 30, 2023, and the ratio of the allowance for credit losses to loans was 1.05% as of September 30, 2023. The allowance for loan losses to non- performing loans was 240.39% as of December 31, 2022, and the ratio of the allowance for loan losses to total loans was 1.07% as of December 31, 2022.

Balance Sheet Activity

Total assets were $2.708 billion as of September 30, 2023 compared to $2.646 billion as of December 31, 2022, an increase of $62.3 million, or 2.4%. The increase can be mostly attributed to increases of $101.2 million in loans, net of deferred origination fees and costs, and $19.7 million in total cash and cash equivalents. Accrued interest receivable and other assets also contributed to total asset growth, increasing by $12.0 million. These increases were offset by decreases of $63.6 million in securities available for sale and $4.1 million in FRB and FHLB stock, and an increase of $0.6 million in the allowance for credit losses.

The increase in loans, net of deferred loan fees, was concentrated in the commercial loan portfolio, which increased $91.8 million. Indirect auto lending accounted for $9.2 million of the $13.8 million increase in consumer loans, as demand for vehicles remained strong throughout 2023. Residential mortgages decreased by $4.3 million, due to market conditions continuing to reduce demand, and certain residential mortgage loans being sold into the secondary market. The increase in cash and cash equivalents can primarily be attributed to increases in deposit levels and to a lesser degree a slowdown in loan production in the later portion of the year.

The increase in accrued interest receivable and other assets was primarily attributable to increases of $5.6 million in the deferred tax asset and $5.8 million in interest rate swap assets. The increase in the deferred tax asset was primarily attributable to a decline in the fair value of the Corporation's available for sale securities portfolio of $18.2 million.

The decrease in securities available for sale can be attributed to $46.5 million in paydowns and maturities, as well as a decrease in the fair value of the portfolio by $18.2 million, due to the rising interest rate environment. The decrease in FRB and FHLB stock was attributable to lower FHLBNY overnight borrowing activity. The increase in the allowance for credit losses can mostly be attributed to the adoption of CECL and additional provisioning related to increased loan volume during the year, offset by improvements in the economic forecasts on which the allowance model is based.

Total liabilities were $2.538 billion as of September 30, 2023 compared to $2.479 billion as of December 31, 2022, an increase of $58.6 million, or 2.4%. The increases in total liabilities can primarily be attributed to increases of $146.3 million in deposits and $8.9 million in accrued interest payable and other liabilities, offset by a decrease of $95.8 million in FHLBNY overnight advances.

The increase in deposits was due primarily to increases of $101.5 million in brokered deposits and $87.3 million in customer time deposits. These increases were offset by decreases of $50.0 million in non-interest bearing DDA accounts, $39.2 million in interest-bearing DDA accounts, $17.2 million in savings accounts, and $14.6 million in money market accounts. Non-interest bearing deposits comprised 27.6% and 31.5% of total deposits as of September 30, 2023 and December 31, 2022.

The increase in accrued interest payable and other liabilities was primarily attributable to an increase of $5.7 million in interest rate swap liabilities. The decrease in overnight advances was due to a decrease in overnight FHLBNY borrowings. Brokered deposits gradually replaced overnight borrowings as a comparatively lower priced alternative utilized to fund asset growth throughout the year.

Total shareholders’ equity was $170.1 million as of September 30, 2023, compared to $166.4 million as of December 31, 2022, an increase of $3.7 million, or 2.2%, primarily due to an increase of $15.7 million in retained earnings, offset by an increase of $13.4 million in accumulated other comprehensive loss. The increase in retained earnings was due primarily to net income of $21.2 million, offset by $4.4 million in dividends declared, and a $1.5 million one-time adjustment due to the implementation of CECL. The increase in accumulated other comprehensive loss was primarily due to a decrease in the fair value of the available for sale securities portfolio, due to a continued rising interest rate environment.

The total equity to total assets ratio was 6.28% as of September 30, 2023, compared to 6.29% as of December 31, 2022. The tangible equity to tangible assets ratio was 5.52% as of September 30, 2023 compared to 5.51% as of December 31, 2022 (1). Book value per share increased to $35.90 as of September 30, 2023 from $35.32 as of December 31, 2022. As of September 30, 2023, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

(1) See the GAAP to Non-GAAP reconciliations

Liquidity

Management believes that the Corporation has the necessary liquidity to allow for flexibility in meeting its various business needs. The Corporation uses a variety of resources to manage its liquidity. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or more, brokered deposits, and FHLBNY advances. As of September 30, 2023, the Corporation's cash and cash equivalents balance was $75.6 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, Small Business Administration loan pools, mortgage- backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of September 30, 2023, the Corporation's investment in securities available for sale was $569.0 million, $296.3 million of which was not pledged as collateral. Additionally, as of September 30, 2023, the Bank's overnight advance line capacity at the Federal Home Loan Bank of New York was $231.3 million, none of which was utilized as of September 30, 2023. Borrowings may be used on a short- term basis for liquidity purposes or on a long-term basis to fund asset growth. Additional funding was available to the Corporation through the Bank Term Funding Program (BTFP) and Discount Window Lending provided by the Federal Reserve, however the Corporation has not utilized these funding sources during 2023.

Uninsured deposits totaled $671.9 million as of September 30, 2023 and $700.9 million as of December 31, 2022. Due to their fluidity, the Corporation considers uninsured deposits to be less "sticky" than insured deposits, and closely monitors their level when considering liquidity management strategies. The aggregate amount of the Corporation's outstanding uninsured deposits was 27.2% and 30.1% of total deposits, as of September 30, 2023 and December 31, 2022, respectively. $174.5 million of municipal deposits that were collateralized by pledged assets were included in total uninsured deposits as of September 30, 2023, compared to $152.9 million as of December 31, 2022.

The Corporation also considers brokered deposits to be an element of its deposit strategy, and anticipates that it will continue utilizing brokered deposits as a secondary source of funding in support of growth. As of September 30, 2023, the Corporation has entered into brokered deposit arrangements with multiple brokers. As of September 30, 2023, all brokered deposits carried terms of three months, with staggered maturities, totaling $175.0 million. Excluding brokered deposits, total deposits increased by $93.8 million when compared to the prior quarter-end. Increases from the prior quarter-end were buoyed by the cyclical nature of public funds, which increased $43.9 million, when compared to the prior quarter-end.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.126 billion as of September 30, 2023, including $379.8 million of assets under management or administration for the Corporation, compared to $2.053 billion as of December 31, 2022, including $346.5 million of assets under management or administration for the Corporation, an increase of $73.2 million, or 3.6%, due primarily to broad improvements in financial markets during the year.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a new stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of September 30, 2023, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the third quarter of 2023. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at September 30, 2023.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2022 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2023	2023	2023	2022	2022
ASSETS
Cash and due from financial institutions	$52,563	$25,499	$25,109	$29,309	$32,262
Interest-earning deposits in other financial institutions	23,017	28,727	9,532	26,560	10,161
Total cash and cash equivalents	75,580	54,226	34,641	55,869	42,423
Equity investments	2,811	2,841	2,949	2,830	2,677
Securities available for sale	569,004	604,313	626,055	632,589	640,352
Securities held to maturity	1,804	1,804	1,932	2,424	3,210
FHLB and FRB stock, at cost	4,053	6,328	7,913	8,197	3,872
Total investment securities	574,861	612,445	635,900	643,210	647,434
Commercial	1,341,017	1,302,333	1,280,804	1,249,206	1,203,609
Mortgage	281,361	285,084	285,944	285,672	283,128
Consumer	308,310	306,489	306,953	294,570	256,018
Loans, net of deferred loan fees	1,930,688	1,893,906	1,873,701	1,829,448	1,742,755
Allowance for credit losses	(20,252)	(20,172)	(20,075)	(19,659)	(18,631)
Loans, net	1,910,436	1,873,734	1,853,626	1,809,789	1,724,124
Loans held for sale	—	785	—	—	—
Premises and equipment, net	15,036	15,496	15,867	16,113	16,581
Operating lease right-of-use assets	5,850	6,050	6,250	6,449	6,646
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	101,436	87,272	83,126	89,469	89,713
Total assets	$2,707,834	$2,674,673	$2,654,183	$2,645,553	$2,551,422
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$683,348	$671,643	$690,596	$733,329	$747,972
Interest-bearing demand deposits	310,886	273,379	287,242	271,645	287,172
Money market accounts	626,256	629,986	631,052	640,840	664,616
Savings deposits	261,821	269,700	271,445	279,029	282,916
Time deposits	591,188	545,486	452,094	402,384	349,864
Total deposits	2,473,499	2,390,194	2,332,429	2,327,227	2,332,540
Advances and other debt	3,120	53,949	93,328	99,137	4,104
Operating lease liabilities	6,028	6,228	6,427	6,620	6,810
Accrued interest payable and other liabilities	55,123	46,876	44,658	46,181	52,450
Total liabilities	2,537,770	2,497,247	2,476,842	2,479,165	2,395,904
Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,974	47,740	47,387	47,331	47,487
Retained earnings	227,596	221,412	216,593	211,859	205,874
Treasury stock, at cost	(16,880)	(17,033)	(17,219)	(17,598)	(18,015)
Accumulated other comprehensive loss	(88,679)	(74,746)	(69,473)	(75,257)	(79,881)
Total shareholders' equity	170,064	177,426	177,341	166,388	155,518
Total liabilities and shareholders' equity	$2,707,834	$2,674,673	$2,654,183	$2,645,553	$2,551,422
Period-end shares outstanding	4,738	4,732	4,726	4,711	4,693

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
(in thousands, except per share data)	2023	2022	Change	2023	2022	Change
Interest and dividend income:
Loans, including fees	$25,033	$17,670	41.7	$71,113	$47,541	49.6
Taxable securities	3,537	2,982	18.6	10,750	8,533	26.0
Tax exempt securities	258	267	(3.4)	778	805	(3.4)
Interest-earning deposits	187	80	133.8	400	116	244.8
Total interest and dividend income	29,015	20,999	38.2	83,041	56,995	45.7
Interest expense:
Deposits	10,721	1,805	494.0	24,577	3,322	639.8
Borrowed funds	277	204	35.8	1,905	365	421.9
Total interest expense	10,998	2,009	447.4	26,482	3,687	618.3

Net interest income	18,017	18,990	(5.1)	56,559	53,308	6.1
Provision (credit) for credit losses	449	1,255	(64.2)	962	(1,634)	158.9
Net interest income after provision for credit losses	17,568	17,735	(0.9)	55,597	54,942	1.2
Non-interest income:
Wealth management group fee income	2,533	2,403	5.4	7,716	7,788	(0.9)
Service charges on deposit accounts	1,018	989	2.9	2,918	2,789	4.6
Interchange revenue from debit card transactions	1,141	1,126	1.3	3,468	3,462	0.2
Change in fair value of equity investments	(68)	(93)	26.9	(99)	(448)	77.9
Net gains on sales of loans held for sale	67	7	857.1	90	106	(15.1)
Net gains (losses) on sales of other real estate owned	—	22	(100.0)	14	68	(79.4)
Income from bank owned life insurance	11	12	(8.3)	32	34	(5.9)
Other	3,106	570	444.9	4,539	2,219	104.6
Total non-interest income	7,808	5,036	55.0	18,678	16,018	16.6
Non-interest expense:
Salaries and wages	6,542	6,550	(0.1)	20,029	18,829	6.4
Pension and other employee benefits	1,979	2,024	(2.2)	5,467	5,679	(3.7)
Other components of net periodic pension and postretirement benefits	(174)	(413)	57.9	(522)	(1,224)	57.4
Net occupancy	1,337	1,269	5.4	4,242	4,065	4.4
Furniture and equipment	353	493	(28.4)	1,232	1,340	(8.1)
Data processing	2,480	2,087	18.8	7,334	6,742	8.8
Professional services	554	442	25.3	1,596	1,627	(1.9)
Amortization of intangible assets	—	—	—	—	15	(100.0)
Marketing and advertising	218	266	(18.0)	720	726	(0.8)
Other real estate owned expense	10	12	(16.7)	49	(17)	388.2
FDIC insurance	525	389	35.0	1,608	987	62.9
Loan expense	249	(64)	(489.1)	789	327	141.3
Other	1,595	1,522	4.8	4,873	4,491	8.5
Total non-interest expense	15,668	14,577	7.5	47,417	43,587	8.8
Income before income tax expense	9,708	8,194	18.5	26,858	27,373	(1.9)
Income tax expense	2,060	1,741	18.3	5,660	6,029	(6.1)
Net income	$7,648	$6,453	18.5	$21,198	$21,344	(0.7)

Basic and diluted earnings per share	$1.61	$1.37		$4.48	$4.55
Cash dividends declared per share	$0.31	$0.31		$0.93	$0.93
Average basic and diluted shares outstanding	4,736	4,692		4,729	4,691

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Nine Months Ended
Consolidated Financial Highlights (Unaudited)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2023	2023	2023	2022	2022	2023	2022
RESULTS OF OPERATIONS
Interest income	$29,015	$27,796	$26,230	$24,480	$20,999	$83,041	$56,995
Interest expense	10,998	9,201	6,283	3,609	2,009	26,482	3,687
Net interest income	18,017	18,595	19,947	20,871	18,990	56,559	53,308
Provision (credit) for credit losses (g)	449	236	277	1,080	1,255	962	(1,634)
Net interest income after provision for credit losses	17,568	18,359	19,670	19,791	17,735	55,597	54,942
Non-interest income	7,808	5,447	5,423	5,418	5,036	18,678	16,018
Non-interest expense	15,668	15,913	15,836	15,693	14,577	47,417	43,587
Income before income tax expense	9,708	7,893	9,257	9,516	8,194	26,858	27,373
Income tax expense	2,060	1,613	1,987	2,077	1,741	5,660	6,029
Net income	$7,648	$6,280	$7,270	$7,439	$6,453	$21,198	$21,344

Basic and diluted earnings per share	$1.61	$1.33	$1.54	$1.58	$1.37	$4.48	$4.55
Average basic and diluted shares outstanding	4,736	4,729	4,721	4,698	4,692	4,729	4,691

PERFORMANCE RATIOS
Return on average assets	1.14%	0.95%	1.12%	1.15%	1.02%	1.07%	1.16%
Return on average equity	16.89%	13.97%	16.97%	18.36%	14.17%	15.93%	15.23%
Return on average tangible equity (a)	19.22%	15.89%	19.40%	21.25%	16.12%	18.15%	17.23%
Efficiency ratio (unadjusted) (f)	60.67%	66.19%	62.42%	59.69%	60.67%	63.02%	62.87%
Efficiency ratio (adjusted) (a) (b)	66.55%	65.94%	62.18%	59.44%	60.40%	64.83%	62.57%
Non-interest expense to average assets	2.33%	2.41%	2.44%	2.42%	2.30%	2.39%	2.36%
Loans to deposits	78.05%	79.24%	80.33%	78.61%	74.71%	78.05%	74.71%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.21%	5.09%	4.90%	4.57%	4.19%	5.07%	3.98%
Yield on investments	2.22%	2.22%	2.18%	2.09%	1.72%	2.21%	1.59%
Yield on interest-earning assets	4.40%	4.29%	4.12%	3.82%	3.41%	4.27%	3.18%
Cost of interest-bearing deposits	2.44%	2.01%	1.34%	0.93%	0.47%	1.94%	0.30%
Cost of borrowings	5.25%	5.13%	4.91%	4.30%	2.56%	3.58%	2.17%
Cost of interest-bearing liabilities	2.47%	2.11%	1.49%	0.88%	0.51%	2.03%	0.32%
Interest rate spread	1.93%	2.18%	2.63%	2.94%	2.90%	2.24%	2.86%
Net interest margin, fully taxable equivalent	2.73%	2.87%	3.14%	3.26%	3.08%	2.91%	2.98%

CAPITAL
Total equity to total assets at end of period	6.28%	6.63%	6.68%	6.29%	6.10%	6.28%	6.10%
Tangible equity to tangible assets at end of period (a)	5.52%	5.87%	5.91%	5.51%	5.29%	5.52%	5.29%

Book value per share	$35.90	$37.49	$37.53	$35.32	$33.14	$35.90	$33.14
Tangible book value per share (a)	31.29	32.88	32.91	30.69	28.49	31.29	28.49
Period-end market value per share	39.61	38.41	41.50	45.87	41.87	39.61	41.87
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	0.93	0.93

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,909,100	$1,880,224	$1,849,310	$1,787,103	$1,675,859	$1,879,765	$1,599,218
Interest earning assets	2,627,012	2,609,893	2,592,709	2,550,834	2,457,218	2,609,999	2,408,379
Total assets	2,664,570	2,649,399	2,627,088	2,574,639	2,511,301	2,650,908	2,469,631
Deposits	2,410,932	2,363,847	2,337,476	2,347,719	2,257,394	2,371,021	2,224,190
Total equity	179,700	180,357	173,786	160,740	180,644	177,969	187,409
Tangible equity (a)	157,876	158,533	151,962	138,916	158,820	156,145	165,581

ASSET QUALITY
Net charge-offs (recoveries)	$357	$146	$269	$52	$109	$770	$760
Non-performing loans (d)	6,826	7,304	7,731	8,178	8,310	6,826	8,310
Non-performing assets (e)	7,055	7,471	7,927	8,373	8,503	7,055	8,503
Allowance for credit losses (g)	20,252	20,172	20,075	19,659	18,631	20,252	18,631

Annualized net charge-offs (recoveries) to average loans	0.07%	0.03%	0.06%	0.01%	0.03%	0.05%	0.06%
Non-performing loans to total loans	0.35%	0.39%	0.41%	0.45%	0.48%	0.35%	0.48%
Non-performing assets to total assets	0.26%	0.28%	0.30%	0.32%	0.33%	0.26%	0.33%
Allowance for credit losses to total loans (g)	1.05%	1.07%	1.07%	1.07%	1.07%	1.05%	1.07%
Allowance for credit losses to non-performing loans (g)	296.70%	276.17%	259.66%	240.39%	224.21%	296.70%	224.21%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets divided by the total of fully taxable equivalent net interest income plus non-interest income less recognition of the employee retention tax credit (ERTC).

(c) Loans and loans held for sale do not reflect the allowance for credit losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.
(g) Corporation adopted CECL January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022			Three Months Ended September 30, 2023 vs. 2022
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,319,110	$18,672	5.62%	$1,164,783	$13,120	4.47%	$5,552	$1,887	$3,665
Mortgage loans	282,578	2,572	3.61%	279,102	2,389	3.40%	183	31	152
Consumer loans	307,412	3,843	4.96%	231,974	2,211	3.78%	1,632	833	799
Taxable securities	663,240	3,540	2.12%	723,602	2,985	1.64%	555	(265)	820
Tax-exempt securities	40,380	288	2.83%	41,918	326	3.09%	(38)	(12)	(26)
Interest-earning deposits	14,292	187	5.19%	15,839	80	2.00%	107	(9)	116
Total interest earning assets	2,627,012	29,102	4.40%	2,457,218	21,111	3.41%	7,991	2,465	5,526

Non-interest earnings assets:
Cash and due from banks	26,272			24,494
Other assets	31,496			47,256
Allowance for credit losses (3)	(20,210)			(17,667)
Total assets	$2,664,570			$2,511,301

Interest-bearing liabilities:
Interest-bearing checking	$281,106	$963	1.36%	$258,420	$112	0.17%	$851	$11	$840
Savings and money market	890,109	3,945	1.76%	927,737	575	0.25%	3,370	(25)	3,395
Time deposits	383,786	3,269	3.38%	232,798	430	0.73%	2,839	430	2,409
Brokered deposits	189,628	2,543	5.32%	111,565	688	2.45%	1,855	694	1,161
FHLBNY overnight advances	17,879	249	5.53%	28,229	173	2.43%	76	-81	157
Long-term capital leases	3,144	29	3.66%	3,417	31	3.60%	(2)	(3)	1

Total interest-bearing liabilities	1,765,652	10,998	2.47%	1,562,166	2,009	0.51%	8,989	1,026	7,963

Non-interest-bearing liabilities:
Demand deposits	666,302			726,874
Other liabilities	52,916			41,617
Total liabilities	2,484,870			2,330,657
Shareholders' equity	179,700			180,644
Total liabilities and shareholders' equity	$2,664,570			$2,511,301

Fully taxable equivalent net interest income		18,104			19,102		$(998)	$1,439	$(2,437)
Net interest rate spread (1)			1.93%			2.90%
Net interest margin, fully taxable equivalent (2)			2.73%			3.08%
Taxable equivalent adjustment		(87)			(112)
Net interest income		$18,017			$18,990

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2023 vs. 2022

(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,289,638	$53,047	5.50%	$1,116,687	$34,911	4.18%	$18,136	$5,968	$12,168
Mortgage loans	284,351	7,553	3.55%	270,484	6,798	3.36%	755	359	396
Consumer loans	305,776	10,673	4.67%	212,047	5,953	3.75%	4,720	3,035	1,685
Taxable securities	679,330	10,758	2.12%	744,503	8,542	1.53%	2,216	(806)	3,022
Tax-exempt securities	40,562	887	2.92%	42,190	989	3.13%	(102)	(37)	(65)
Interest-earning deposits	10,342	400	5.17%	22,468	116	0.69%	284	(94)	378
Total interest earning assets	2,609,999	83,318	4.27%	2,408,379	57,309	3.18%	26,009	8,425	17,584

Non-interest earnings assets:
Cash and due from banks	25,512			24,317
Other assets	35,547			56,592
Allowance for credit losses (3)	(20,150)			(19,657)
Total assets	$2,650,908			$2,469,631

Interest-bearing liabilities:
Interest-bearing checking	$286,220	$1,959	0.92%	$275,062	$219	0.11%	$1,740	$10	$1,730
Savings and money market	899,871	8,645	1.28%	948,411	1,029	0.15%	7,616	(57)	7,673
Time deposits	350,846	8,041	3.06%	238,568	1,378	0.77%	6,663	910	5,752
Brokered deposits	153,774	5,932	5.16%	38,149	697	2.44%	5,235	3,828	1,408
FHLBNY overnight advances	47,321	1,819	5.14%	18,931	271	1.91%	1,548	728	820
Capital leases	3,212	86	3.58%	3,483	93	3.57%	(7)	(7)	—
Total interest-bearing liabilities	1,741,244	26,482	2.03%	1,522,604	3,687	0.32%	22,795	5,412	17,383

Non-interest-bearing liabilities:
Demand deposits	680,310			724,000
Other liabilities	51,385			35,618
Total liabilities	2,472,939			2,282,222
Shareholders' equity	177,969			187,409
Total liabilities and shareholders' equity	$2,650,908			$2,469,631

Fully taxable equivalent net interest income		56,836			53,622		$3,214	$3,013	$201
Net interest rate spread (1)			2.24%			2.86%
Net interest margin, fully taxable equivalent (2)			2.91%			2.98%
Taxable equivalent adjustment		(277)			(314)
Net interest income		$56,559			$53,308

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2023	2023	2023	2022	2022	2023	2022
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$18,017	$18,595	$19,947	$20,871	$18,990	$56,559	$53,308
Fully taxable equivalent adjustment	87	92	98	112	112	277	314
Fully taxable equivalent net interest income (non-GAAP)	$18,104	$18,687	$20,045	$20,983	$19,102	$56,836	$53,622

Average interest-earning assets (GAAP)	$2,627,012	$2,609,893	$2,592,709	$2,550,834	$2,457,218	$2,609,999	$2,408,379

Net interest margin - fully taxable equivalent (non-GAAP)	2.73%	2.87%	3.14%	3.26%	3.08%	2.91%	2.98%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2023	2023	2023	2022	2022	2023	2022
EFFICIENCY RATIO
Net interest income (GAAP)	$18,017	$18,595	$19,947	$20,871	$18,990	$56,559	$53,308
Fully taxable equivalent adjustment	87	92	98	112	112	277	314
Fully taxable equivalent net interest income (non-GAAP)	$18,104	$18,687	$20,045	$20,983	$19,102	$56,836	$53,622

Non-interest income (GAAP)	$7,808	$5,447	$5,423	$5,418	$5,036	$18,678	$16,018
Less: recognition of employee retention tax credit	$(2,370)	$—	$—	$—	$—	$(2,370)	$—
Adjusted non-interest income (non-GAAP)	$5,438	$5,447	$5,423	$5,418	$5,036	$16,308	$16,018

Non-interest expense (GAAP)	$15,668	$15,913	$15,836	$15,693	$14,577	$47,417	$43,587
Less: amortization of intangible assets	—	—	—	—	—	—	(15)
Adjusted non-interest expense (non-GAAP)	$15,668	$15,913	$15,836	$15,693	$14,577	$47,417	$43,572

Efficiency ratio (unadjusted)	60.67%	66.19%	62.42%	59.69%	60.67%	63.02%	62.87%
Efficiency ratio (adjusted)	66.55%	65.94%	62.18%	59.44%	60.40%	64.83%	62.57%

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2023	2023	2023	2022	2022	2023	2022
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$170,064	$177,426	$177,341	$166,388	$155,518	$170,064	$155,518
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$148,240	$155,602	$155,517	$144,564	$133,694	$148,240	$133,694

Total assets (GAAP)	$2,707,834	$2,674,673	$2,654,183	$2,645,553	$2,551,422	$2,707,834	$2,551,422
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,686,010	$2,652,849	$2,632,359	$2,623,729	$2,529,598	$2,686,010	$2,529,598

Total equity to total assets at end of period (GAAP)	6.28%	6.63%	6.68%	6.29%	6.10%	6.28%	6.10%
Book value per share (GAAP)	$35.90	$37.49	$37.53	$35.32	$33.14	$35.90	$33.14

Tangible equity to tangible assets at
end of period (non-GAAP)	5.52%	5.87%	5.91%	5.51%	5.29%	5.52%	5.29%
Tangible book value per share (non-GAAP)	$31.29	$32.88	$32.91	$30.69	$28.49	$31.29	$28.49

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2023	2023	2023	2022	2022	2023	2022
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$179,700	$180,357	$173,786	$160,740	$180,644	$177,969	$187,409
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,828)
Average tangible equity (non-GAAP)	$157,876	$158,533	$151,962	$138,916	$158,820	$156,145	$165,581

Return on average equity (GAAP)	16.89%	13.97%	16.97%	18.36%	14.17%	15.93%	15.23%
Return on average tangible equity (non-GAAP)	19.22%	15.89%	19.40%	21.25%	16.12%	18.15%	17.23%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2023	2023	2023	2022	2022	2023	2022
NON-GAAP NET INCOME
Reported net income (GAAP)	$7,648	$6,280	$7,270	$7,439	$6,453	$21,198	$21,344
Recognition of employee retention tax credit	(1,873)	—	—	—	—	(1,873)	—
Net income (non-GAAP)	$5,775	$6,280	$7,270	$7,439	$6,453	$19,325	$21,344

Average basic and diluted shares outstanding	4,736	4,729	4,721	4,698	4,692	4,729	4,691

Reported basic and diluted earnings per share (GAAP)	$1.61	$1.33	$1.54	$1.58	$1.37	$4.48	$4.55
Reported return on average assets (GAAP)	1.14%	0.95%	1.12%	1.15%	1.02%	1.07%	1.16%
Reported return on average equity (GAAP)	16.89%	13.97%	16.97%	18.36%	14.17%	15.93%	15.23%

Basic and diluted earnings per share (non-GAAP)	$1.21	$1.33	$1.54	$1.58	$1.37	$4.08	$4.55
Return on average assets (non-GAAP)	0.86%	0.95%	1.12%	1.15%	1.02%	0.97%	1.16%
Return on average equity (non-GAAP)	12.75%	13.97%	16.97%	18.36%	14.17%	14.52%	15.23%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714